Leatt Corp Announces Results for

the First Quarter 2025

Global revenues increase 45%; Net income increases 237%

CAPE TOWN, South Africa, (May 14, 2025) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of head-to-toe protective equipment for MOTO, MTB, and a wide range of extreme and high-velocity sports, today announced financial results for the first quarter ending March 31, 2025.  All financial numbers are in U.S. dollars.

First Quarter 2025 and Recent Highlights

• Revenues were $15.37 million, up 45% compared to the first quarter of 2024.

• Helmet revenues increase 101% compared to the first quarter of 2024.

• Gross profit was $6.72 million, up 68% compared to the first quarter of 2024.

• Cash flows provided by operations for the first quarter was $768,000.

• Net income was $1.12 million, up 237% compared to the first quarter of 2024.

• Cash and cash equivalents increased 3%, to $12.70 million.

Chief Executive Officer Sean Macdonald commented, "The first quarter of 2025 was a very strong and encouraging start to the year. Global revenues increased by $4.75 million, a 45% increase over last year's first quarter. Gross profit for the quarter was up 68%, to $6.72 million, and gross profit as a percentage of sales increased from 38%, to 44% when compared to the comparative period.  Overall, we believe that we are making important progress in working our way back to a position of sustainable growth after the contraction that we experienced post Covid.

"All of our major product categories grew by double digits compared to last year: body armor revenues by 37%, helmet revenues by 101%, other product, parts, and accessories revenues by 33%, and neck brace revenues by 21%. Helmet revenues were particularly strong during the quarter. We continued to fill robust ADV helmet orders and sales of our innovative and consumer focused line up of MTB helmets were exceptionally strong during the quarter. We continue to invest in design and innovation and are building a promising pipeline of cutting-edge products that we expect will fuel future growth.

"International distributor sales increased by 79% as industry wide inventory is being digested and sell-through and constrained ordering patterns continue to improve. The uptick in ordering from international distributors is filtering through to our revenues, a trend that we believe will continue as our long-term distribution partners grow sales over the next several quarters.

"Consumer direct sales increased by 14% over last year. Domestic sales on our consumer-facing channels in the U.S. continued to gain momentum, and Leatt.co. za, our consumer direct platforms in South Africa continued to deliver strong sales.

"Dealer direct sales in the U.S. at the brick-and-mortar level contracted by 9%, as U.S. MOTO and MTB dealers continue to manage industry wide stocking dynamics and some turbulence at the dealer level. Participation and demand for Leatt products remains strong, and we expect to see improvement as our reorganized U.S. sales force gains traction.

"Cash increased by $331,000, to $12.70 million, with cash flows provided by operations of $768,000 despite strong investments in working capital, our digital platforms and the development of a global multichannel sales force. Our current ratio at quarter's end was 7.3:1, as we continue to manage working capital and invest for future growth.

Our revenue growth and momentum are being fueled by encouraging international sell-through and re-stocking dynamics, and the important work of our distribution partners and our sales and brand managers. As re-ordering patterns continue to improve, we expect growth to continue.

"We remain very enthusiastic about our future, given our strong portfolio of innovative products in the market and in the pipeline, a multi-channel sales organization that continues to grow and develop, and a robust balance sheet to fuel our brand expansion and revenue growth."

Financial Summary

Total revenues for the first quarter of 2025 were $15.37 million, up 45%, compared to $10.61 million for the first quarter of 2024.

This increase in worldwide revenues is primarily attributable to a $1.84 million increase in body armor sales, a $1.71 million increase in helmet sales, a $1.09 million increase in sales of other products, parts, and accessories, and a $0.12 million increase in neck brace sales.

Gross profit for the first quarter was $6.72 million, up 68% compared to $4.01 million for the first quarter of 2024.

Net income for the first quarter of 2025 was $1.12 million, or $0.18 per basic and $0.17 per diluted share, up 237%, as compared to a net loss of ($0.82) million, or ($0.13) per basic and ($0.13) per diluted share, for the first quarter of 2024.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations. Our liquidity continues to improve. At March 31, 2025, the Company had cash and cash equivalents of $12.70 million.

Founder and Research and Development lead, Dr. Christopher Leatt, remarked, "We look forward to delivering a pipeline of innovative products in the growing ADV market over the next several quarters. Recent launches and product reviews in this area have been strong, which we view as a testament to the excellent work of our design team and our professional riders."

Business Outlook

Mr. Macdonald added, "The momentum that we have built in recent quarters has our entire team enthused and energized for the future. We face some industry-wide geo-political and economic headwinds, particularly in the U.S., where the trade war could impact consumer confidence and inflation, and potentially reduce demand for our products. To that end, we are working closely with suppliers and customers to mitigate tariff risks and costs wherever possible.

"We are continuously refining our global selling capabilities and are confident that the newest additions to our team will have a beneficial impact on our performance going forward. These investments can take time to make a significant impression on results, but we believe our success in building a great team is a cornerstone for our future growth.

"It was particularly encouraging to see body armor, neck braces, helmets, and other product parts and accessories sales returning to double-digit growth on a global basis during the first quarter. Cutting edge product engineering and design remain at the core of the expanding Leatt brand.

"We expect working capital investment to grow in the coming periods as ordering patterns at the consumer, dealer, and distributor levels continue to show encouraging growth. We are confident that we have sufficient liquidity to fuel this expansion.

"Importantly, inventory continues to be digested, participation remains strong as ordering patterns improve and filter through to revenue. We expect these trends to continue.

"We are very enthusiastic about the future of Leatt and remain confident that we are well-positioned for future growth and sustained shareholder value."

Conference Call

The Company will host a conference call at 10:00 am ET on Wednesday, May 14, 2025, to discuss the 2025 first quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13753843.

For those unable to attend the call, a recording of the live webcast will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Driven by the science of thrill, Leatt Corporation develops head-to-toe personal protective gear for various sports, with a focus on mountain biking and extreme motorsports. This includes the award-winning Leatt-Brace®, a neck brace system considered the gold standard for neck protection when worn in conjunction with a helmet. Leatt products are designed for participants in extreme sports that use motorcycles, bicycles, mountain bikes, all-terrain vehicles, snowmobiles, and other open-air vehicles.

For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Twitter, and Instagram.

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the continued beneficial impact of the ADV range of products and direct to consumer sales on the Company's results of operations; the Company's ability to continue the trend of increased sales of body armor, neck braces, helmets, and other product parts and accessories; the general ability of the Company to achieve its commercial objectives, including continued development of a pipeline of innovative products and global industry talent to fuel future growth; the business strategy, plans and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Michael Mason

Investor Relations

Investor-info@leatt.com

[FINANCIAL TABLES TO FOLLOW]

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31, 2025	December 31, 2024
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$12,699,342	$12,368,100
Accounts receivable, net	6,380,596	6,409,610
Inventory, net	16,930,185	17,988,737
Payments in advance	1,092,572	870,920
Income tax receivable	117,311	526,498
Prepaid expenses and other current assets	2,995,831	3,003,173
Total current assets	40,215,837	41,167,038

Property and equipment, net	3,890,288	4,000,225
Operating lease right-of-use assets, net	524,202	552,970
Accounts receivable, net	-	56,391
Deferred tax asset, net	675,000	675,000

Other Assets
Deposits	38,173	37,322

Total Assets	$45,343,500	$46,488,946

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$4,783,388	$6,906,939
Notes payable, current	17,523	28,722
Operating lease liabilities, current	295,655	251,946
Short term loan, net of finance charges	445,329	733,794
Total current liabilities	5,541,895	7,921,401

Notes payable, net of current portion	-	1,804
Operating lease liabilities, net of current portion	228,547	301,024
Total liabilities	5,770,442	8,224,229

Commitments and contingencies

Preferred stock, $.001 par value, 1,120,000 shares
authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares
authorized, 6,217,550 and 6,217,550 shares issued
and outstanding	130,555	130,555
Additional paid - in capital	11,109,153	10,988,316
Accumulated other comprehensive loss	(1,385,955)	(1,452,335)
Retained earnings	29,716,305	28,595,181
Total stockholders' equity	39,573,058	38,264,717

Total Liabilities and Stockholders' Equity	$45,343,500	$46,488,946

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended
	March 31

	2025	2024
	Unaudited	Unaudited

Revenues	$15,367,864	$10,614,470

Cost of Revenues	8,646,851	6,606,137

Gross Profit	6,721,013	4,008,333

Product Royalty Income	85,298	39,303

Operating Expenses
Salaries and wages	1,857,380	1,568,271
Commissions and consulting expenses	157,722	124,216
Professional fees	360,051	298,971
Advertising and marketing	892,057	892,417
Office lease and expenses	169,176	151,554
Research and development costs	664,490	555,778
Bad debt expense (recovery)	(63,504)	9,964
General and administrative expenses	1,012,649	942,888
Depreciation	327,008	294,134
Total operating expenses	5,377,029	4,838,193

Income (Loss) from Operations	1,429,282	(790,557)

Other Income (Expenses)
Interest and other income (expenses), net	82,147	(24,483)
Total other income (expenses)	82,147	(24,483)

Income (Loss) Before Income Taxes	1,511,429	(815,040)

Income Taxes	390,305	1,639

Net Income (Loss) Available to Common Shareholders	$1,121,124	$(816,679)

Net Income (Loss) per Common Share
Basic	$0.18	$(0.13)
Diluted	$0.17	$(0.13)

Weighted Average Number of Common Shares Outstanding
Basic	6,217,550	6,215,440
Diluted	6,470,546	6,504,189

Comprehensive Income (Loss)
Net Income (Loss)	$1,121,124	$(816,679)
Other comprehensive income (loss), net of ($49,800) and
($49,800) deferred income taxes in 2025 and 2024
Foreign currency translation	66,380	(137,552)

Total Comprehensive Income (Loss)	$1,187,504	$(954,231)

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024

	2025	2024

Cash flows from operating activities
Net income (loss)	$1,121,124	$(816,679)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	327,008	294,134
Stock-based compensation	120,837	3,752
Bad debts reserve	(63,504)	10,032
Inventory reserve	46,291	(34,730)
Gain on sale of property and equipment	(14,985)	-
(Increase) decrease in:
Accounts receivable	92,226	2,191,962
Deferred asset
Inventory	1,012,261	3,357,216
Payments in advance	(221,652)	(335,758)
Prepaid expenses and other current assets	7,342	60,944
Income tax receivable	409,187	96,640
Long-term accounts receivable	56,391	80,473
Deposits	(851)	(1,074)
Increase (decrease) in:
Accounts payable and accrued expenses	(2,123,551)	(2,078,530)
Net cash provided by operating activities	768,124	2,828,382

Cash flows from investing activities
Capital expenditures	(195,826)	(49,216)
Proceeds from sale of property and equipment	15,250	-
Net cash used in investing activities	(180,576)	(49,216)

Cash flows from financing activities
Repayment of notes payable to bank	(13,003)	(27,797)
Repayment of short-term loan, net	(288,465)	(467,964)
Net cash used in financing activities	(301,468)	(495,761)

Effect of exchange rates on cash and cash equivalents	45,162	(99,183)

Net increase in cash and cash equivalents	331,242	2,184,222

Cash and cash equivalents - beginning of period	12,368,100	11,347,420

Cash and cash equivalents - end of period	$12,699,342	$13,531,642

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$17,170	$27,573
Cash paid for income taxes	$-	$3,349

Other noncash investing and financing activities
Common stock issued for services	$120,837	$3,752

The accompanying notes are an integral part of these consolidated financial statements.